Exhibit 3.65

CERTIFICATE OF INCORPORATION

OF

AMR HOLDCO, INC.

1. The name of the corporation is AMR HoldCo, Inc. (the “Corporation”).

2. The address of the Corporation’s registered office in Delaware is 2711 Centerville Road, Suite 400, Wilmington (New Castle County), Delaware 19808. Corporation Service Company is the Corporation’s registered agent at that address.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

4. The Corporation shall have authority to issue a total of 100 shares of common stock of the par value of $0.01 per share.

5. The name of the sole incorporator is Garth B. Thomas and his mailing address is c/o Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022.

6. The Board of Directors shall have the power to make, alter or repeal the by-laws of the Corporation.

7. The election of the Board of Directors need not be by written ballot.

8. The Corporation shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware as amended from time to time each person who is or was a director of the Corporation and the heirs, executors and administrators of such a person.

9. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he may be liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

10. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

11. The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

Dated: December 29, 2004

/s/ Garth B. Thomas
Garth B. Thomas
Sole Incorporator

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of AMR Holdco, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “One” so that, as amended, said Article shall be and read as follows:

The name of the corporation is EMSC Management, Inc.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 3rd day of January, 2006.

By:	/s/ Todd Zimmerman

Authorized Officer

Title:	EVP & Secretary

Name:	Todd Zimmerman

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STATE OF DELAWARE
CERTIFICATE OF CORRECTION

EMSC Management, Inc. f/k/a AMR Holdco, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is EMSC Management, Inc. f/k/a AMR Holdco, Inc.

2.

That a Certificate of Amendment (Title of Certificate Being Corrected) was filed by the Secretary of State of Delaware on 01-06-2006 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is: (must be specific) Due to human error, the name change amendment was filed prematurely.

4.	Article N/A of the Certificate is corrected to read as follows:

The Certificate of Amendment is hereby rendered null and void.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 12th day of January, A.D. 2007.

By:	/s/ Todd Zimmerman
Authorized Officer

Name:	Todd Zimmerman

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Title:	Vice President